Exhibit 10

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information and to the use of our report dated February 7, 2002 (except for the second paragraph of "Principles of Consolidation" in Note 2, as to which the date is December 31, 2002) with respect to the consolidated financial statements of Keyport Life Insurance Company, included in this Post-Effective Amendment No. 5 to the Registration Statement (Form N-4, Nos. 333-92947 and 811-07543).

/s/ERNST & YOUNG LLP

Boston, Massachusetts

April 28, 2003

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-92947 of Keyport Life Insurance Company - Variable Account A on Form N-4 of our report dated April 18, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the use of the financial statements for the year ended December 31, 2001 audited by other auditors in arriving at the information for the year ended December 31, 2001 contained in footnote 5) accompanying the financial statements of Keyport Life Insurance Company - Variable Account A appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the use of our report dated February 21, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Keyport Life Insurance Company's adoption of provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, described in Note 1) accompanying the consolidated financial statements of Keyport Life Insurance Company appearing in such Statement of Additional Information.

We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 28, 2003